Exhibit 10.5

Execution Version

MASTER MOTOR VEHICLE LEASE AGREEMENT
(OPERATING LEASE)

dated as of October 16, 2026

between

ORO MOBILITY HOLDINGS, LLC,
the Lessee,

and

THE HERTZ CORPORATION,
the Lessor

MASTER MOTOR VEHICLE LEASE AGREEMENT
(OPERATING LEASE)

This Master Motor Vehicle Lease Agreement (Operating Lease) (this “Agreement”), dated as of October 16, 2026, is made between ORO MOBILITY HOLDINGS, LLC (“Oro JV” or the “Lessee”) and THE HERTZ CORPORATION (“Hertz” or the “Lessor”).

W I T N E S S E T H :

WHEREAS, Hertz is party to that certain Master Motor Vehicle Operating Lease and Servicing Agreement, dated as of June 29, 2021 (as amended by the First Amendment, dated as of June 27, 2022, as further amended, modified or supplemented from time to time in accordance with its terms, the “HVF III Lease”) by and among Hertz Vehicle Financing III LLC (“HVF III”), Hertz, DTG Operations, Inc. and those permitted lessees from time to time becoming lessees thereunder, pursuant to which HVF III leases certain passenger automobiles, vans, light-duty trucks or medium-duty trucks (collectively, “Vehicles” and each, a “Vehicle”) specified in the HVF III Lease to Hertz, DTG and the permitted lessees named therein; and

WHEREAS, Hertz subleases from time to time certain Vehicles leased by it under the HVF III Lease to Oro JV pursuant to the terms of the Master Motor Vehicle Operating Sublease Agreement, dated as of October 16, 2026 (the “HVF III Oro Sublease”) by and between Hertz, as sublessor and Oro JV, as sublessee;

WHEREAS, Vehicles subleased by Hertz to Oro JV pursuant to the HVF III Oro Sublease are subject to certain conditions set forth in the HVF III Lease;

WHEREAS, pursuant to the HVF III Oro Sublease, following the earlier of (x) the date Hertz notifies Oro JV that Hertz has acquired a Vehicle from HVF III pursuant to the terms of the HVF III Lease and (y) the last day of the “Vehicle Term” for such Vehicle as determined under the HVF III Lease (such period of time, the “Sublease Term” for such Vehicle), Hertz shall use best efforts to acquire such Vehicles from HVF III pursuant to the terms of the HVF III Lease and immediately lease such Vehicles to Oro JV pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree that:

1.	LEASED VEHICLES; LEASE TERM.

i.	Each Vehicle subleased by Hertz to Oro JV pursuant to the HVF III Oro Sublease that is acquired by Hertz from HVF III pursuant to the terms of the HVF III Lease shall be deemed leased by Lessor to Lessee pursuant to the terms of this Agreement immediately following the acquisition of such Vehicle by Hertz. On the first Business Day of each calendar month, the Hertz shall make available to Oro JV in electronic form (or by other commercially reasonable means) a report of all Vehicles acquired by Hertz from HVF III pursuant to the terms of the HVF III Lease during the prior calendar month (such report, the “Oro Direct Lease Conversion Report”), which report shall indicate the date on which Hertz acquired such Vehicle from HVF III. Any Vehicle listed on the Oro Direct Lease Conversion Report shall be deemed to be subject to the Oro Direct Lease commencing on the date such Vehicle was acquired by Hertz from HVF III as indicated in the Oro Direct Lease Conversion Report.

ii.	With respect to Vehicles not previously subject to the HVF III Oro Sublease (which Vehicles previously subject to the HVF III Oro Sublease are subject to clause (i) above), Lessor shall propose Vehicles to be leased to the Lessee in accordance with the terms of this Agreement as specified by the Lessor, subject in each case to Lessee’s prior written approval of such Vehicle and its applicable sublease terms (including the Monthly Rent, Contract Residual Value, Contract Lease Rate and Sublease Term). Upon Lessee’s prior written approval of a Vehicle and its applicable lease terms, the Lessee agrees to lease from the Lessor such Vehicle for the period so specified by the Lessor.

iii.	Each Vehicle leased by Lessor to Lessee pursuant to this Agreement shall be specifically identified (including VIN and individual pricing terms) in a supplement to this Agreement designated as the “Oro Direct Lease Vehicle Schedule” (a form of which is attached hereto as Schedule A) which forms a part of this Agreement as if set forth in full herein. The Oro Direct Lease Vehicle Schedule shall be made available to the Lessee in electronic form (or by other commercially reasonable means) by the Lessor on the first Business Day of each calendar month. No Vehicle shall be deemed leased hereunder, and no Vehicle shall be bindingly designated for lease to the Lessee, solely by virtue of its inclusion in the Oro Direct Lease Vehicle Schedule. Any modification, amendment, correction or other change to the Oro Direct Lease Vehicle Schedule (including any revision made by the Lessor to correct a manifest error) shall require the Lessee's prior written consent, and the Lessee shall have the right to review the corrected or modified terms and to reject the affected Vehicle, in which case such Vehicle shall cease to be subject to this Agreement.

iv.	The term of the lease (the “Lease Term”) for each Vehicle under this Agreement shall begin on the date specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Direct Lease Start Date” (the “Rental Start Date”) and shall end on the earlier of (x) the date specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Direct Lease End Date” and (y) the date such Vehicle is surrendered or is deemed surrendered pursuant to Section 13(ii) hereof (due to casualty loss or similar event as described therein).

v.	Lessee shall surrender each Vehicle to Lessor on or prior to the end of the intended maximum Lease Term for such Vehicle, unless Lessor consents (such consent not to be unreasonably withheld, conditioned or delayed) to Lessee retaining possession thereafter. The intended maximum Lease Term shall be the period (I) with respect to Program Vehicles, the date specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Combined Start Date” and ending on the date specified as Hertz’s contractual turnback date for such Vehicle as set forth in the related Repurchase Program and (II) with respect to Vehicles that are not Program Vehicles, the date specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Combined Start Date” and ending on (i) with respect to internal combustion engine automobiles and hybrid automobiles, a date based on remaining miles to a 225,000-mile target divided by an assumed 3,000 miles per month and (ii) with respect to battery electric vehicles, a date based on remaining miles to a 325,000-mile target divided by an assumed 3,000 miles per month.

vi.	As used in this Agreement:

(a)	“Manufacturer” means a manufacturer or distributor of passenger automobiles, vans and/or light-duty or medium-duty trucks.

(b)	“Non-Program Vehicle” means, as of any date of determination, a Vehicle subject to this Agreement that is not a Program Vehicle as of such date.

(c)	“Program Vehicle” means, as of any date of determination, a Vehicle subject to this Agreement that is (i) eligible under, and subject to, a Repurchase Program as of such date and (ii) not re-designated as a Non-Program Vehicle pursuant to this Agreement as of such date.

(d)	“Repurchase Program” means a program pursuant to which a Manufacturer or one or more of its affiliates has agreed to repurchase (prior to any attempt to sell to a third party) Vehicles manufactured by such Manufacturer or one or more of its affiliates during a specified period.

2.	PAYMENT TERMS.

i.	Each Vehicle to be leased hereunder shall be priced in accordance with the terms set forth in the Oro Direct Lease Vehicle Schedule.

ii.	Monthly rent is payable during the Lease Term for each Vehicle (and shall be prorated for partial months).

iii.	The Lessee agrees to pay to the Lessor, on the first (1st) Business Day of each calendar month (each, a “Direct Lease Payment Date”), as rent for each Vehicle leased by it hereunder during such calendar month, an amount equal to the product of (x) the Monthly Rent for such calendar month with respect to such Vehicle and (y) the percentage equivalent of a fraction, the numerator of which is the total number of days during such related calendar month that each such Vehicle is leased to the Lessee pursuant to this Agreement and the denominator of which is the total number of days during such related calendar month; provided, however, that for the transitional period during which Hertz collects TNC’s receipts and remits such receipts to Oro JV monthly in arrears (the “Transitional Period”), the Direct Lease Payment Date shall be the tenth (10th) Business Day of a calendar month, with Monthly Rent paid in arrears; provided, further, that following the Transitional Period, with respect to the initial Direct Lease Payment Date for a Vehicle subject to this Agreement, rent for such Vehicle shall equal the sum of (1) an amount equal to the product of (x) the Monthly Rent for such calendar month with respect to such Vehicle and (y) the percentage equivalent of a fraction, the numerator of which is the total number of days during such related calendar month that each such Vehicle is leased to the Lessee pursuant to this Agreement and the denominator of which is the total number of days during such related calendar month plus (2) an amount equal to the product of (x) the Monthly Rent for such Vehicle and (y) the percentage equivalent of a fraction, the numerator of which is the total number of days during the prior calendar month that such Vehicle was leased to the Lessee pursuant to this Agreement and the denominator of which is the total number of days during such related calendar month. With respect to the Direct Lease Payment Date related to the final calendar month of the Lease Term, Lessee agrees to pay to Lessor (x) the Monthly Rent with respect to such Vehicle and (y) the percentage equivalent of a fraction, the numerator of which is the total number of days of such calendar month prior to the end of the Lease Term and the denominator of which is the total number of days during such related calendar month. The Lessor and the Lessee may from time to time agree to any other method of calculating the Monthly Rent hereunder that is mutually acceptable to them.

If any Monthly Rent is not paid by Lessee on the applicable Direct Lease Payment Date, Lessee shall have a period of ten (10) Business Days following such Direct Lease Payment Date (the “Cure Period”) to pay such Monthly Rent in full without penalty. If any Monthly Rent remains unpaid upon expiration of the Cure Period, such overdue amount shall thereafter accrue interest, payable by Lessee to Lessor on demand, at a rate per annum equal to the lesser of (i) the Prime Rate (as published in The Wall Street Journal from time to time) plus two percent (2%) and (ii) the maximum rate permitted by applicable law (the “Default Rate”), calculated from the applicable Direct Lease Payment Date (and not from the expiration of the Cure Period) until such overdue amount, together with all accrued interest thereon, is paid in full.

As used herein, the term “Monthly Rent” for a Vehicle shall be the level monthly payment specified in the Oro Direct Lease Schedule for such Vehicle in the column titled “Monthly Rent”, which Monthly Rent shall be calculated for each Vehicle in accordance with the following formula:

Monthly Rent = [ (C − R × (1 + i)^−N) × i ] ÷ [ 1 − (1 + i)^−N ]

where:

“C” is the initial gross capitalized cost of such Vehicle as specified in the column titled Gross Capitalized Cost” for such Vehicle in the Oro Direct Lease Schedule;

“R” is the residual value of such Vehicle as specified in the column titled “Contract RV” for such Vehicle in the Oro Direct Lease Schedule;

“i” is one-twelfth (1/12) of the lease rate for such Vehicle as specified in the column titled “Contract Lease Rate” for such Vehicle in the Oro Direct Lease Schedule; and

“N” is the number of months in the lease term for such Vehicle, as specified in the column titled “Lease Term Months” for such Vehicle in the Oro Direct Lease Schedule.

As used herein, the term “Initial Vehicle Value” for a Vehicle shall mean 103% of the Manheim Market Report (“MMR”) value for such Vehicle at the time the Lease Term for such Vehicle begins; provided that, if an MMR value is not available for such Vehicle at such time, the Initial Vehicle Value for such Vehicle shall be determined using an alternative methodology mutually agreed by Lessor and Lessee.

As used herein, the term “Gross Capitalized Cost” for a Vehicle shall mean the sum of (x) the Initial Vehicle Value for such Vehicle and (y) any other incremental costs incurred by Lessor in procuring, preparing, registering, delivering or assigning such Vehicle to Lessee; provided that, with respect to any Vehicle leased from Hertz's existing fleet, no incremental cost under clause (y) shall be assumed and the Gross Capitalized Cost for such Vehicle shall equal its Initial Vehicle Value.

As used herein, the term “Admin Fee Premium” shall mean 0.5% of the Gross Capitalized Cost for a Vehicle, assessed annually and amortized into the Monthly Rent for such Vehicle.

Title and registration costs shall be billed separately pursuant to Section 5 and are excluded from the Monthly Rent.

iv.	Any Vehicle voluntarily surrendered by Lessee prior to the end of the Lease Term (such date, an “Early Termination Date”) shall be subject to an early termination fee (such fee, the “Early Termination Penalty”) which shall equal the number of calendar months from the Early Termination Date for such Vehicle to the date specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Direct Lease End Date” multiplied by the Monthly Rent for such Vehicle minus the difference between the Contract Residual Value for such Vehicle and actual resale proceeds for such Vehicle (or, the Market Value for such Vehicle if no such net resale proceeds are available) discounted at the Contract Lease Rate for such Vehicle. Lessee shall pay the Early Termination Penalty to Lessor in arrears on or before the tenth (10th) Business Day of the calendar month following the Sublessee Early Termination Notice Date.

As used herein, the term “Contract Residual Value” for a Vehicle shall be the residual value for such Vehicle jointly agreed in writing by Lessor and Lessee, which agreed value shall be set forth in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Contract RV.”  Lessor and Lessee shall agree to the Contract Residual Value for a Vehicle prior to such Vehicle being leased pursuant to the terms of this Agreement and prior to such Vehicle being included in the Oro Direct Lease Vehicle Schedule.

As used herein, the term “Contract Lease Rate” for a Vehicle shall be the contractually agreed rate for such Vehicle specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Contract Lease Rate.”

v.	If any Vehicle shall be converted from a Program Vehicle to a Non-Program Vehicle, including as a result of a total loss event with respect to such Vehicle or as a result of damage to such Vehicle or mileage exceeding the threshold specified under the applicable Repurchase Program, Lessee shall be responsible for the loss and all costs associated with such conversion, including any costs associated with finding a replacement Vehicle, to Lessor, and where such conversion does not arise from a total loss event, Lessor shall provide a replacement Vehicle to be subject to this Agreement.

3.	CROSS-RENTING. If, during the Lease Term, Lessor and Lessee mutually agree that Lessor shall utilize any Vehicle subject to this Agreement for a period of one or more days in its daily domestic business, Lessor shall be permitted to utilize such Vehicle for such agreed period of time (such period of time, a “Cross-Renting Period”). In connection with any Cross-Renting Period, Lessor shall pay to Lessee in arrears on or before the tenth (10th) Business Day of the calendar month following any month during which there is a Cross-Renting Period an amount equal to product of (x) the Monthly Rent for the Vehicle subject to the Cross-Renting Period and (y) the percentage equivalent of a fraction, the numerator of which is the total number of days during such related calendar month that each such Vehicle was subject to a Cross-Renting Period and the denominator of which is the total number of days during such related calendar month. During any Cross-Renting Period, Lessor shall have sole possession and risk of loss of the Vehicle, bear all costs of its use, operation, maintenance and insurance, and indemnify Lessee for all claims arising from such use, except to the extent caused by Lessee's gross negligence, willful misconduct, fraud or breach of this Agreement.

4.	LEASE ONLY. This Agreement is one of leasing only and Lessee shall not have or acquire any right, title or interest in or to any Vehicle except the right to use and operate it as provided herein. This Agreement is intended to be and shall be treated by the parties hereto as a true lease. Neither the Lessee nor any of its agents or employees is in any way the agent of Lessor in possessing, using or operating any Vehicle. Neither party is a partner or joint venturer of the other. This Agreement evidences a net lease and Lessee’s obligation to pay rent and all other amounts payable by Lessee hereunder is absolute, unconditional and irrevocable and shall be paid without abatement, reduction, set-off or defense of any kind.

5.	TAXES AND OTHER CHARGES. Lessee shall be liable for all use, excise, personal property, sales, gross receipts and other taxes (other than federal or state income taxes on Lessor's income) and governmental assessments, and all other costs, expenses, fees and charges with respect to the use, ownership, possession, rental, transportation, delivery or operation of each Vehicle. Lessee shall pay such liabilities directly or shall pay to Lessor the amount thereof if Lessor has advanced payment thereof (without regard to governmental credits that may be available to Lessor with respect to its fleet generally). Sales tax may be included in the capitalized cost of the Vehicle rather than charged separately to Lessee. Title, registration and related licensing costs shall be passed through to Lessee on a reasonable best-efforts basis and amortized into a separate monthly charge, distinct from and in addition to the Monthly Rent. Lessee shall keep each Vehicle free of all fines, liens and encumbrances and shall promptly pay or discharge all such fines, liens or encumbrances, including, without limitation, all fines and assessments arising out of toll or parking violations by its operators. In addition, Lessee shall pay to Lessor a reasonable administrative charge for each unpaid violation or other amount owed by Lessee that is paid by Lessor.

6.	OPERATING EXPENSES; MAINTENANCE; RISK OF LOSS. Lessee shall pay all costs and expenses of using and operating each Vehicle until it is surrendered hereunder, including without limitation, gasoline, oil, grease, anti-freeze, adjustments, repairs, tires, tubes, storage, parking, tolls, fines, towing and servicing. Lessee, at Lessee's own expense, shall at all times maintain each Vehicle in good working order and condition and make all necessary repairs and replacements thereto, and shall bear the cost of any mechanical liquidation of a Vehicle. Title to any parts, modifications, improvements, additions or replacements shall vest in Lessor as soon as installed in or attached to any Vehicle. The value of any damage repair, damage liquidation, total loss, or theft with respect to a Vehicle shall be determined based on the last Lessee renting or using such Vehicle, and shall be calculated as the present value of unpaid amounts, adjusted for the agreed difference between such Vehicle's Contract Residual Value or depreciated value and the net resale proceeds or then-current market value for such Vehicle. Lessor shall in no way be liable for any direct or indirect damage or inconvenience resulting from any defect in or loss, theft, damage or destruction of each Vehicle or of the cargo or contents thereof or the time consumed in recovery, repairing, adjusting, servicing or replacing the same and there shall be no abatement or apportionment of rental during such time. Upon surrender, Lessee shall return the Vehicle to Lessor in good working condition, ordinary wear and tear excepted.

7.	QUIET ENJOYMENT; TERMINATION.Lessee shall have the right to peaceably hold and quietly enjoy the Vehicles without interruption by Lessor or any person or entity lawfully claiming through Lessor at all times on or prior to termination of this Agreement, so long as no default pursuant to Section 16 hereof has occurred, and subject to applicable law and the terms and provisions of this Agreement. The Lessor or the Lessee may declare a termination date (the “Termination Date”) under this Agreement upon mutually agreed terms among the parties. All Vehicles on lease prior to the Termination Date shall continue to be governed by the terms hereof, and no such Termination Date shall affect the obligations of either party arising prior or subsequent thereto. This Agreement shall terminate on the date after the Termination Date in which all Vehicles have been surrendered and obligations due or accrued hereunder (liquidated or unliquidated, absolute or contingent) have been indefeasibly paid in full.

Notwithstanding anything to the contrary in this Agreement, during the Lease Term for any Vehicle, Lessor shall not sell, lease, transfer, assign or otherwise dispose of such Vehicle, or take possession of such Vehicle, except (a) following the occurrence and during the continuance of an event of default by Lessee under Section 17 hereof that has not been cured within any applicable cure period, (b) in connection with a Casualty or Loss/Theft as described in Section 13(ii) hereof, (c) in connection with a voluntary surrender by Lessee or other permitted early return of such Vehicle in accordance with the terms of this Agreement, or (d) with Lessee’s prior written consent.

8.	TITLING, REGISTRATIONS AND INSPECTIONS. Lessee shall pay for the initial registration, titling and licensing for each Vehicle and shall thereafter obtain and pay for all required plates, permits or licenses (in the name of Lessor as applicable) and for all inspections required by any governmental authority. Lessor shall provide a power of attorney if needed for Lessee to act for it for such purposes. Lessor may charge a reasonable administrative charge if Lessor performs any of the foregoing upon failure of Lessee to so perform (other than with respect to the initial registration, titling and licensing for each Vehicle). Lessor makes no representations or warranties with respect to any work performed or parts and/or accessories added to any Vehicle by such third party. Lessee agrees that its obligation to pay rent and other amounts hereunder with respect to such Vehicles are unconditional and may not be reduced by claims against such third party.

9.	USAGE. Lessee shall use and operate, and permit use and operation of each Vehicle in a careful manner and in compliance with all requirements of law and any governmental authority, including such requirements as pertain to the age and licensing of drivers and to disclosure of Lessor's interest in the Vehicle. In no event shall any Vehicle be used or operated for any illegal purpose, or by a person under the influence of alcohol or narcotics, or for the transportation of goods or persons for hire, or for towing any property other than in accordance with the manufacturer’s specifications for any such Vehicle or, unless the Lessor has given its express consent, for transportation of explosive, radioactive, flammable or hazardous materials, or in any manner or for any purpose that would cause any insurance required hereunder to be canceled or suspended, or outside of the United States of America. Default of this provision by Lessee shall be deemed an incurable default, regardless of whether Lessee discontinues the proscribed usage constituting the default. In any event, Lessee agrees that it shall continue to be obligated to pay all rent and all other sums due hereunder even if such Vehicle is located or becomes stranded or impounded outside of the United States of America and shall pay (or reimburse Lessor) promptly upon demand for all costs and expense (including reasonable fees of local counsel) for obtaining possession of any Vehicle located, impounded, or stranded in Mexico or Canada and transporting such Vehicle back to the United States of America. Vehicles leased hereunder shall be used and operated solely by Lessee and its affiliates in their respective trades or businesses and not any other third party. Lessee shall promptly supply Lessor with the name and address of each driver (if any) assigned to each Vehicle and the location of each Vehicle, and shall promptly update such information as it may change from time to time. Lessee shall permit Lessor to inspect any Vehicle during normal business hours and upon reasonable notice.

10.	INDEMNITY. Lessee shall indemnify and hold harmless the Lessor and Lessor's affiliates and their respective officers, directors, employees and agents from and against any and all claims, whether arising as a result of any product liability, negligence or contract action and whether asserted against such indemnified party with or without litigation (including reasonable legal expenses), and any and all losses, damages, injuries, demands, costs, liabilities, and expenses (collectively, “Claims”) arising out of or connected with this Agreement unless caused by the gross negligence, breach of this Agreement or willful misconduct of the Lessor or any of its affiliates, officers, directors, employees or agents, and any Claims arising out of or connected with the lease, maintenance, use, condition, operation or storage of any vehicle or any accident or incident involving any vehicle. Lessor shall promptly notify Lessee of such asserted Claims, and if the interests of the Lessor and Lessee are not adverse, the Lessee shall be entitled to control the defense thereof as long as it provides Lessor with evidence satisfactory to Lessor (which may, at the request of Lessor, include evidence of insurance or a surety bond) that it has the financial ability to pay any potential amount that may be owed by Lessor. Lessor shall not settle any Claim subject to this indemnity without Lessee’s prior written consent (not to be unreasonably withheld, conditioned or delayed). This provision shall survive termination of this Agreement and the applicable Lease Term for any Vehicle. In the event of any conflict between the terms this Section 10 and that certain services agreement dated as of the date of this Agreement by and between Hertz and Oro JV and each of its subsidiaries (as may be amended, modified or supplemented from time to time in accordance with its terms, the “Services Agreement”), the terms of the Services Agreement shall govern.

11.	INSURANCE.

i.	The Lessor shall remain a self-insurer, or will provide insurance, in accordance with all applicable state law requirements and agrees to maintain or cause to be maintained insurance/self-insurance coverage in force as follows:

(e)	Comprehensive Public Liability, Property Damage, and Catastrophic Physical Damage. Comprehensive public liability and property damage protection in respect of the possession, condition, maintenance, operation and use of the Vehicles, in the amount required to meet the minimum financial responsibility requirements mandated by applicable state law for each occurrence, and catastrophic physical damage insurance, in an amount not less than $50,000,000.

ii.	Lessee shall cooperate with Lessor in all matters pertaining to claims involving any Vehicle and Lessee shall be responsible for payment of any claims involving any Vehicle subject to this Agreement. Lessee shall accrue for public liability and property damage (“PLPD”) claims consistent with Lessee’s current practice, and shall be responsible for the cost of any such claims that materialize or are settled. Lessor shall be responsible for posting any collateralization requirements associated with Lessor's self-insurance program referenced in this Section 11.

12.	REIMBURSEMENT. If Lessee shall fail, for any reason, to perform any provision of Sections 4, 5, 7 or 10 hereof, Lessor may, at its option, perform the same and Lessee shall reimburse Lessor upon demand for all reasonable sums paid or incurred by Lessor.

13.	SURRENDER AND SALE OF VEHICLES.

i.	At any time on or after the completion of the Lease Term for any Vehicle (subject to the terms hereof), Lessee shall surrender such Vehicle to Lessor for sale. Surrender of any Vehicle shall not be effective until Lessor or its agent has actual physical possession of such Vehicle and has received all license plates, registration certificates, documents of title, odometer and damage disclosures and other documentation necessary to sell such Vehicle. Any personal property in a Vehicle upon surrender shall be deemed abandoned and may be disposed of by Lessor or its agent without liability.

ii.	If any Vehicle shall be damaged to the extent that it does not warrant repairs or further maintenance (a “Casualty”), Lessee shall promptly notify Lessor of such event and hold the Vehicle or wreckage thereof for disposal by Lessor. Such Vehicle shall be deemed surrendered by Lessee to Lessor as of the date Lessor or its agent takes possession of such wreckage. Lessor shall, as soon as practicable, cause the Vehicle (or wreckage) to be sold. If any Vehicle is lost or stolen, or wreckage is not held by Lessee for disposal by Lessor, or any Vehicle (including any Vehicle that is not located in the United States of America) becomes impounded, stranded, seized or otherwise unavailable to Lessee (such Vehicle, a “Loss/Theft”), Lessee shall notify Lessor thereof and upon such notice the same shall be deemed to have been surrendered to Lessor. The cost of any Casualty or Loss/Theft (such cost, the “Damage Loss”) shall be borne by the Lessee; provided, that during any Cross-Renting Period, any Damage Loss shall be borne by the Lessor. The amount of any Damage Loss for a Vehicle shall be calculated based on the Monthly Rent for such Vehicle multiplied by the number of calendar months from the date Lessor notifies Lessee of the Casualty or Loss/Theft to the date specified in the Oro Direct Lease Vehicle Schedule for such Vehicle in the column titled “Direct Lease End Date”, minus the Contract Residual Value for such Vehicle, as adjusted for the net resale proceeds for such Vehicle (or, the Market Value for such Vehicle if no such net resale proceeds are available).

iii.	If Lessee surrenders any Vehicle prior to the end of the Lease Term, such Vehicle shall be subject to the Early Termination Penalty as set forth in Section 2(iv).

iv.	Lessee shall be responsible for all costs associated with the disposition of Vehicles subject to this Agreement and shall be responsible for all program return costs associated with any Program Vehicles, including any costs associated with the conversion of a Program Vehicle to a Non-Program Vehicle, including as a result of a total loss event with respect to such Vehicle or as a result of damage to such Vehicle or mileage exceeding the threshold specified under the applicable Repurchase Program, any costs associated with finding a replacement Vehicle.

14.	SINGLE INDIVISIBLE LEASE. Notwithstanding any language to the contrary contained herein, the parties hereto intend that this Agreement constitutes one indivisible lease of the Vehicles and not separate leases governed by similar terms. The Vehicles constitute one economic unit, and the Monthly Rent and all other provisions hereof have been negotiated and agreed to based on a premise of all of the Vehicles being leased to the Lessee as a single, composite, inseparable transaction and would have been substantially different had separate leases or a divisible lease been intended. The parties intend that the provisions of this Agreement shall at all times be construed, interpreted and applied so as to carry out their mutual objective to create an indivisible lease of all of the Vehicles and, in particular but without limitation, that, for purposes of any assumption, rejection or assignment of this Agreement under 11 U.S.C. Section 365, or any successor or replacement thereof or any analogous state law, this is one indivisible lease and non-severable lease and executory contract dealing with one legal and economic unit and that this Agreement must be assumed, rejected or assigned as a whole with respect to all (and only as to all) of the Vehicles. Except as expressly provided in this Agreement for specific, isolated purposes (and then only to the extent expressly otherwise stated), all provisions of this Agreement apply equally and uniformly to all of the Vehicles as one unit. Upon the occurrence and during the continuance of any default under Section 17 hereof, the Lessor shall be entitled to exercise any applicable remedies under Section 17 hereof with respect to all of the Vehicles or any portion of the Vehicles, regardless of the portion of the Vehicles to which such default relates. The parties may amend this Agreement from time to time to add or remove one or more additional vehicles as part of the Vehicles and such future addition to, or removal from, the Vehicles shall not in any way change the indivisible and non-severable nature of this Agreement and all of the foregoing provisions shall continue to apply in full force. Each party agrees that it shall not assert that this Agreement is not, and shall not challenge the characterization of this Agreement as, a single indivisible lease of all of the Vehicles. Each party hereby waives any claim or defense based on a recharacterization of this Agreement as any agreement other than a single indivisible lease of all of the Vehicles.

15.	ODOMETER DISCLOSURE STATEMENT. Federal Law (and certain State laws) requires that Lessee disclose, and Lessee shall disclose, the mileage of each Vehicle to Lessor in connection with the transfer of ownership of each Vehicle. Failure to complete an odometer disclosure statement or making a false statement may result in fines and/or imprisonment in accordance with law. Lessee agrees to pay an administrative fee reasonably determined by Lessor in its discretion if Lessee fails to provide a required odometer or damage disclosure statement at the time of surrender of any Vehicle.

16.	ASSIGNMENT OF WARRANTIES; NO CONSEQUENTIAL DAMAGES; FORCE MAJEURE. The Lessor will assign or otherwise make available to the Lessee all of the Lessor's rights, if any, under the manufacturer's warranty on each Vehicle fully to the extent that such rights are assignable. The occurrence of the Lease Commencement Date for a Vehicle constitutes Lessee’s acknowledgement and agreement hereunder that: (i) such Vehicle is the make and model and is equipped as specified by Lessee; and (ii) such Vehicle is an authorized addition under this Agreement. LESSOR IS NOT A PRODUCER, MANUFACTURER, DESIGNER OR DISTRIBUTOR OF THE VEHICLES AND LESSEE ACKNOWLEDGES THAT EACH VEHICLE ORDERED HEREUNDER INCLUDING, WITHOUT LIMITATION, ANY USED VEHICLE, IS OF A DESIGN SELECTED BY LESSEE AND IN ITS JUDGMENT IS SUITABLE FOR ITS PURPOSES. LESSEE HEREBY CONFIRMS AND AGREES THAT THE LESSOR HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO ANY VEHICLE INCLUDING, WITHOUT LIMITATION, ANY USED VEHICLE, AND LESSOR SHALL NOT BE LIABLE FOR ANY SUCH REPRESENTATIONS OR WARRANTIES INCLUDING WARRANTIES AS TO DESIGN, QUALITY OR CAPACITY, AND THERE IS NO IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR CONSEQUENTIAL, SPECIAL OR INCIDENTAL DAMAGES OF THE OTHER EXCEPT WITH RESPECT TO THIRD PARTY INDEMNITY CLAIMS. Neither party shall be liable for any failure or delay in the performance of any provision hereof (including, in the case of Lessor, delivery of any Vehicle) resulting from acts of God, acts of civil or military authority, acts of public enemy or terrorism, epidemic, civil disturbance, insurrection, explosion, earthquake, the elements, fire or other casualty, riots, strikes or other labor difficulties, governmental regulations or restrictions or any cause beyond such party’s control provided that such party acts with reasonable diligence provided, however, in no event shall either party be excused pursuant to the terms of this Section from the performance of any payment obligation hereunder (which, in the event of a casualty loss, shall be as set forth in Section 13(ii) hereof), compliance with law or, in the case of Lessee, compliance with the insurance requirements set forth herein.

17.	DEFAULT. If (a) Lessee shall fail to pay any rent or other payment obligation when due hereunder and such failure continues for five (5) Business Days after written notice from Lessor or fail to pay any insurance claims hereunder, or (b) Lessee shall otherwise fail to observe or perform any other covenant or obligation to be observed or performed by Lessee hereunder, and such failure continues for a period of fifteen (15) days from the initial occurrence thereof after written notice from Lessor, or (c) there shall be filed by or against Lessee or any guarantor any petition in bankruptcy under any state or federal law, or a receiver or trustee shall be appointed for its business or property or Lessee or any guarantor shall make an assignment for the benefit of creditors, or (d) Lessee or any guarantor shall cease to operate or shall sell all or substantially all of its assets to an entity not approved by Lessor in writing or that has not expressly assumed this Agreement, or (e) Lessee or any guarantor shall fail to be or remain solvent, or (f) Lessee shall make or permit any lien, attachment or levy to be asserted against any Vehicle which shall not be removed within five days, or (g) there shall be a material deterioration in the creditworthiness or financial condition of Lessee or any guarantor, including, without limitation, due to any consolidation or merger of such party with or into any other entity or Lessee shall otherwise not meet current credit standards of Lessor (including, without limitation, due to any change of control or deterioration of the credit condition of any parent company or any guarantor of Lessee), or (h) Lessee or any affiliate of Lessee shall be in material default beyond any applicable notice and cure period under the terms of any maintenance, services or other agreement entered into with Lessor or any of its respective affiliates (the “Other Agreements”), or (i) Lessee, any parent company or any guarantor, or any principal owner, senior officer or director of any of the foregoing, is convicted of a felony; or (j) Lessee is owned or controlled by any Blocked Person (as hereafter defined), then the Lessee shall be in default hereunder. For purposes hereof, a “Blocked Person” means any person or entity that is now or at any time (A) on a list of Specially Designated Nationals issued by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury or any sectoral sanctions identification list, or (B) whose property or interests in property are blocked by OFAC or who is subject to sanctions imposed by law, including any executive order of any branch or department of the United States government or (C) otherwise designated by the United States or any regulator having jurisdiction or regulatory oversight over Lessor, to be a person with whom Lessor is not permitted to extend credit to or with regard to whom, a lessee relationship may result in penalties against Lessor or limitations on a lessor’s ability to enforce a transaction. At any time upon or after the occurrence of a default that has not been cured within any applicable cure period, Lessor may notify Lessee that all of the rights of Lessee hereunder and with respect to the Vehicles shall forthwith terminate and all Vehicles leased hereunder shall forthwith be surrendered to Lessor or Lessor may repossess said Vehicles without court order or other process of law, and for such purpose Lessor (or its designee) may enter upon any premises where the Vehicles may be during normal business hours and upon reasonable prior notice to Lessee, remove the same, and in connection with any such default, Lessor may exercise any other remedy at law or equity available to Lessor, notice thereof being expressly waived by Lessee. Lessor’s action or failure to act on one remedy constitutes neither an election to be limited thereto nor a waiver of any other remedy or a release of Lessee from the liability to return the Vehicles or for any loss or claim by the Lessor or its affiliates with respect thereto. After the occurrence of a default that has not been cured within any applicable cure period, Lessor may, consistent with its ownership of the Vehicles and anything in this Agreement to the contrary notwithstanding, deal with the Vehicles in any manner it sees fit and may, without notice, but shall not be obligated to, sell Vehicles or any of them, at a public or private sale, upon such terms as Lessor may reasonably deem advisable, and in the event of any such sale or sales the Lessor shall, in addition to all other rights or remedies hereunder, be entitled to retain as owner of such Vehicles all proceeds of any and all such sales. In addition, at any time on or after a default hereunder that has not been cured within any applicable cure period, the Lessor may retain all resale proceeds and payments of any nature theretofore or thereafter received by Lessor including any resale proceeds, refunds and other sums, if any, otherwise payable to the Lessee under Section 13 hereof or any other provision of this Agreement. Lessor shall also be entitled to recover from the Lessee all unpaid monthly rental payments for the rental term as provided herein and all additional rents (as calculated pursuant to Section 13) in respect of the Vehicles sold and all additional sums, if any, due and unpaid, together with costs and expenses, including reasonable attorneys' fees, incurred by Lessor in repossession of the Vehicles and in the enforcement of its rights and remedies under this Section 17 or any other provision of this Agreement. To the extent permitted by law, the parties hereto hereby agree that in the event that Lessee files for protection under applicable bankruptcy laws, the Lessee shall assume or reject this Agreement on or prior to the 60th day after the date of such filing.

18.	ASSIGNMENTS. This Agreement may not be assigned nor any Vehicle subleased by Lessee without Lessor's prior written consent. In no event shall Lessee assign, lien, encumber or transfer any interest in any Vehicle leased hereunder or any interest in this Agreement to any third party, including any customer of Lessee. Lessor may assign this Agreement or any rentals or charges due or to become due hereunder; provided, that the assignee (i) is not a Blocked Person and (ii) assumes in writing Lessor's obligations under this Agreement arising from and after the effective date of such assignment. No assignment shall relieve Lessor of liability for any breach occurring prior to such assignment or impair any claim, defense or right of set-off Lessee has against Lessor accrued on or prior to the date of such notice. After notice of any assignment, Lessee shall make all payments to the assignee(s). Lessor shall also have the right to place a security interest or assign as part of a financing this Agreement and the Vehicles. Lessee agrees that any such security interest or assignment shall be superior to this Agreement and that it will not assert against any secured party or assignee any claim, defense or set-off it may have against the Lessor.

19.	REPORTING; INTEGRATED AGREEMENTS; OTHER ADDITIONAL PROVISIONS.

i.	If not publicly available, Lessee shall furnish to Lessor (i) within forty five (45) days after the end of each of the first three quarters of any fiscal year, the consolidated balance sheet and related statements of operations of Lessee and any guarantor, in each case, showing the consolidated financial condition as of the close of the fiscal quarter and the consolidated financial results during such fiscal quarter, certified by the Financial Officer as fairly presenting the consolidated financial condition and consolidated results of operations in accordance with generally accepted accounting principles (GAAP) (subject to normal year-end audit adjustments), and (ii) within ninety (90) days after the end of each fiscal year, the consolidated or combined annual audit report of Lessee and any guarantor, in each case, prepared in accordance with generally accepted accounting principles (GAAP) by independent accountants of recognized national standing accompanied by an opinion of such accountants to the effect that such financial statements fairly present the financial condition and results of operations, and (iii) such other financial information with respect to itself or any guarantor reasonably requested by and satisfactory to Lessor. Lessee shall notify the Lessor, in writing, of any of the following events or any contractual arrangement to consummate any of the following events with respect to Lessee or any guarantor: (A) change in name, (B) material change of ownership or control, (C) merger, consolidation, amalgamation or transfer of all or substantially all of its assets and (D) spin-off or sale of any operating division or affiliate that uses or has possession of any Vehicle at the time of such spin-off or sale (and the surrender date or re-assignment location for such Vehicles). Lessee shall execute or provide Lessor with all documents reasonably requested by Lessor to evidence what party is obligated (directly or as guarantor) hereunder following any of the foregoing events.

ii.	The parties hereto hereby acknowledge that this Agreement and each Other Agreement (as defined in Section 17 hereof) collectively are integrated agreements with each other and arise out of integrated business transactions. The Lessor and each of its affiliates, collectively, have a right of recoupment and set-off with respect to any obligations owing to Lessee under any such agreement and any obligations owing by Lessee under any such agreement (whether the obligations owing to Lessee arise under the same or different agreement as the obligations owing by Lessee). In addition, Lessor has the right to hold any credits and proceeds (from resale, insurance or otherwise) otherwise payable to Lessee hereunder as cash collateral to secure any obligations owed by Lessee or any affiliate hereunder or under any such Other Agreement, whether such obligations are then existing or may be thereafter arising until all such agreements have been terminated and all such obligations have been paid in full (and subject to retention of such amounts in accordance with Section 17 hereof), and Lessee hereby grants Lessor a security interest therein.

iii.	Lessee does hereby constitute and appoint Lessor (and any employee of Lessor with responsibility for the same) as its attorney in fact with full authority to sign and/or endorse in the name of Lessee and to file on behalf of Lessee, all documentation required or useful in connection with the disposition of a Vehicle, any police report for any lost or stolen Vehicle or other evidence that such Vehicle has been lost or stolen as Lessor shall deem necessary or desirable, any documentation required by any governmental authority with respect to each Vehicle and any insurance checks or other payments or proceeds related to the Vehicles. Lessee does hereby ratify and confirm all acts that may lawfully be done in pursuance of the foregoing power. Lessee further agrees to provide Lessor with a separate power of attorney with respect to a particular Vehicle and such other documentation as is reasonably requested by Lessor from time to time to further the legitimate purposes of this Agreement.

iv.	Lessee hereby acknowledges and agrees that in using computer-based services of Lessor, it is bound by all terms and conditions of use set forth therein and all online agreements for users. Lessee shall bear the risk and hold harmless Lessor with respect to the accuracy and completeness of all information provided by Lessee on such computer-based services, including, without limitation, the selection of vehicles and components thereof in connection with any vehicle ordering hereunder.

v.	Lessee acknowledges and agrees that Lessor is not providing accounting, legal, tax or other professional advice or services to Lessee in connection with this Agreement including, without limitation, Lessee’s leasing of any Vehicles hereunder.

20.	CONFIDENTIALITY. Each of the parties will regard and preserve as confidential and proprietary to the other party all such other party’s Confidential Information (as hereinafter defined), whether written, oral or computer based, to which it had access in connection with this Agreement. As used herein, “Confidential Information” means any information that is disclosed by or on behalf of either party (the “Disclosing Party”) to the other party (the “Receiving Party”) that is identified as “confidential” or reasonably should be considered to be proprietary or confidential. Confidential Information includes, without limitation: (a) the terms of this Agreement (including, with respect to Lessor as Disclosing Party, all pricing and charges hereunder and all data files provided by Lessor in connection with any services provided to Lessee by Lessor); (b) all financial information; and (c) all technology, technology applications, computer programs, and software (expressly including, with respect to Lessor as Disclosing Party, all computer-based information and its tools), including, proprietary computer-based design, operational or consulting tools, screen shots, reports resulting therefrom, hardware/software licenses, computer source code, algorithms, and modules (with respect to any of the foregoing, whether owned or licensed. “Confidential Information” does not include any information which: (i) the Receiving Party rightfully knew before the Disclosing Party disclosed it to the Receiving Party; (ii) is or becomes generally available to the public through no wrongful act of the Receiving Party; (iii) the Receiving Party develops independently and without the use of any Confidential Information of the Disclosing Party, or (iv) the Receiving Party rightfully obtains from a third party who has the right to disclose it to the Receiving Party. The Receiving Party may disclose Confidential Information on a confidential basis to agents, representatives, subcontractors, investors, lenders, rating agencies, and actual or prospective assignees. Upon termination of this Agreement, Lessor may retain one archival copy of Lessee’s Confidential Information on a strictly confidential basis for audit purposes (and the terms of this Section will survive termination of this Agreement with respect to such retained Confidential Information). Notwithstanding anything to the contrary set forth herein, the Receiving Party will have a right to comply with any court order, subpoena, or requirement of law in disclosing any Confidential Information. Breach of this Section may cause irreparable harm and the injured party will be entitled to injunctive relief for unauthorized disclosures.

21.	MISCELLANEOUS PROVISIONS.

i.	All notices, requests and other communications to any party hereunder shall be in writing (including email transmission or similar writing) and shall be given to such party, addressed to it, at its address or email set forth below, or at such other address or email as such party may hereafter specify for the purpose by notice to the other party. Copies of notices, requests and other communications delivered pursuant to the foregoing sentence shall be sent to the following addresses:

LESSEE: Oro Mobility Holdings, LLC
8501 Williams Road

Estero, Florida 33928

Email: [***]

LESSOR: The Hertz Corporation
8501 Williams Road
Estero, FL 33928
E-mail:  [***]

Each such notice, request or communication shall be effective when received at the address specified above.

ii.	This Agreement (together with all schedules and riders hereto) constitutes the entire agreement between the parties with respect to the subject matter hereof and cannot be modified, altered or otherwise changed except by either (i) written notice by Lessor to Lessee to which Lessee does not object in writing within 10 days after receipt or (ii) an agreement in writing signed by both parties. The parties acknowledge that the pricing and other economic terms have been determined on a pool-wide basis and this Agreement constitutes one integrated lease for multiple Vehicles. This Agreement shall supersede any predecessor agreement with respect to the subject matter hereof; provided, however, pricing shall continue to be determined in accordance with any applicable predecessor agreement and any Schedule A issued thereunder. Lessee represents and warrants that in entering into this Agreement it is relying on its own judgment, belief and knowledge and the counsel of its attorneys of choice. Lessee is not relying on representations or statements made by Lessor or any person representing Lessor except for the representations and warranties expressed in this Agreement. If one or more provisions of this Agreement shall be for any reason unenforceable or invalid, then such provisions shall be deemed severable from the remaining provisions of this Agreement and shall in no way affect the validity or enforceability of such other provisions or the rights of the parties hereunder.

iii.	THIS AGREEMENT SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Lessee and all rights of the Lessor expressed herein shall be in addition to and not in limitation of those provided by applicable law or in any other written instrument or agreement.

iv.	Each Party may enforce any claim arising out of this Agreement in any state or federal court having subject matter jurisdiction, including, without limitation, any state or federal court located in the State of New York. For the purpose of any action or proceeding instituted with respect to any such claim, each Party hereby irrevocably submits to the jurisdiction of such courts. Each Party further irrevocably consents to the service of process out of said courts by mailing a copy thereof, by registered mail, postage prepaid, to the Lessee and agrees that such service, to the fullest extent permitted by law, (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall be taken and held to be valid personal service upon and personal delivery to it. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court located in the State of New York and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum.

v.	This Agreement shall be binding upon and inure to the benefit of the parties, their respective successors and assigns and upon all affiliates of Lessee, if any, which may use any Vehicle leased hereunder. No use by an affiliate of Lessee shall constitute a sublease or assignment to such affiliate. Each signatory as “Lessee” hereto and each such affiliate that may use a Vehicle shall be jointly and severally liable for all payment and performance obligations hereunder, and Lessee hereby guarantees performance by such affiliates until such time as all payments owed hereunder have been paid in full. Use of the Vehicles by such affiliate shall evidence acceptance of this subsection (d) without further action. This provision shall survive the termination of this Agreement.

vi.	EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT TO WHICH IT IS A PARTY, OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED TRANSACTION, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

vii.	Prior to commencing any action or proceeding with respect to any dispute, controversy or claim arising out of or relating to this Agreement (each, a “Dispute”), the parties shall attempt in good faith to resolve such Dispute through negotiation between senior executives of each party who have authority to settle the Dispute, for a period of not less than thirty (30) days following written notice of the Dispute from one party to the other. If the Dispute is not resolved within such period, either party may pursue any remedy available at law or in equity, subject to Sections 21(iii) and 21(iv) hereof. Nothing in this Section shall preclude either party from seeking a temporary restraining order or preliminary injunction in any court of competent jurisdiction at any time to preserve the status quo or prevent irreparable harm, including in connection with Lessor's rights and remedies under Section 17 hereof.

viii.	In the event that any petition in bankruptcy under any state or federal law is filed by or against Lessee (“Lessee Bankruptcy”), Lessee will be obligated and shall pay to Lessor all costs and expenses, including reasonable attorneys’ fees and costs, incurred by Lessor in connection with such Lessee Bankruptcy to enforce this Agreement, collect amounts owed under this Agreement, protect the rights of Lessor under this Agreement, including the rights regarding assumption or rejection of this Agreement, and/or protect the interests of Lessor in connection with such Lessee Bankruptcy.

ix.	The headings set forth in this Agreement are inserted for convenience of reference only and shall not be deemed to constitute part of the Agreement. This Agreement may be signed in any number of counterparts, each constituting a duplicate original. A facsimile or photocopy of a fully executed version of this Agreement shall have the same force and effect as an original. The parties agree that this Agreement may be electronically signed. The parties agree that electronic signatures appearing on this Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

x.	In addition to those express provisions of this Agreement, any provision of or obligation under this Agreement, which contemplates performance or observance subsequent to any termination or expiration of this Agreement, shall survive any such termination or expiration, and shall continue in full force and effect. In addition, all provisions of this Agreement shall survive the termination or expiration of this Agreement to the fullest extent necessary to give the parties the full benefit of the bargain expressed herein and of the intent contemplated hereunder.

IN WITNESS WHEREOF, the parties have executed this Agreement or caused it to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

LESSOR:

THE HERTZ CORPORATION

By:	/s/ Ricardo Fonzaghi
	Name:	Ricardo Fonzaghi
	Title:	President, Fleet Division

LESSEE:

ORO MOBILITY HOLDINGS, LLC

By:	/s/ Doria Holbrook
	Name:	Doria Holbrook
	Title:	Chief Executive Officer

SCHEDULE A

FORM OF Oro Operating Lease Vehicle Schedule

[Omitted]